STOCK EXCHANGE AGREEMENT

AGREEMENT made this 18 day of June, 1994, by and between Peeples Mining Co., LLC (hereinafter "Stockholders"), and Health Care Centers of America, Inc., a Nevada corporation (hereinafter "HCCA") in consideration of the mutual promises and undertakings of the parties.

                                  WITNESSETH:
                                  -----------

WHEREAS, the Stockholders are the holders of all of the currently issued and outstanding shares of the common stock, par value of One Dollar (hereinafter referred to as "Stockholders' Corporation"); and

WHEREAS, the authorized capital stock of HCCA consists of 900,000,000 shares of capital stock, par value $0.001 per share, of which approximately 52,000,000 shares are currently issued and outstanding; and

WHEREAS, HCCA and the Stockholders agree that it would be to their mutual benefit for HCCA to acquire all of the outstanding stock of Stockholders in Stockholders' Corporation from the Stockholders in exchange for shares of HCCA stock.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto hereby agree ac follows:

1. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS: Stockholders, jointly and severally, hereby represent and warrant to HCCA that:

(a) Stockholders collectively own on the date hereof, and on the Closing Date hereinafter provided, will own, free and clear of all liens, charges and encumbrances, all of the issued and outstanding shares of common stock of Stockholders' Corporation.

(b) Stockholders' Corporation is a corporation duly organized and validly existing and in good standing under the laws of the State of Arizona is duly qualified to transact business as a foreign corporation and is in good standing in the State of Arizona, has all corporate power to engage in the business in which it is presently engaged, and has an authorized capital stock consisting of shares of par value common stock, of which there are validly issued and outstanding Shares fully paid and non-assessable.

(C) Stockholders have initialed and furnished to HCCA copies of the balance sheet of Stockholders' Corporation as of the period ended June 30, 1994 together with related statements of income and expense for the period then ended prepared by Stockholders. Said balance sheet and related statements accurately set forth the financial condition of Stockholders as of said date, and of the results of operations for the period involved, prepared in conformity with generally accepted accounting principles consistently applied. If not previously furnished to HCCA, Stockholders will have initialed and furnished to HCCA, upon request, copies of income and expense statements and related balance sheets and financial records for additional past years as may be deemed necessary by HCCA, and shall provide access to any records of Stockholders' Corporation deemed necessary for verification of information requested by or furnished to HCCA.

(d) Stockholders' Corporation has good and marketable title to all of its property and assets (except property and assets disposed of since such date in the usual and ordinary course of business), subject to no mortgages, pledges, liens or other encumbrances except as disclosed in such balance sheet or in Exhibit "A" annexed hereto and made a part hereof.

(e) As of June 30, 1994 (date), Stockholders' Corporation has no obligations, liabilities or commitments, contingent or otherwise, of a material nature which were not provided for, except as set forth in such balance sheet or in Exhibit "A".

(f) Since the date of the aforementioned balance sheet, there has been no change in the nature of the business of Stockholders' Corporation nor in its financial condition property, other than changes in the usual and ordinary course of business, none of which has been materially adverse, and Stockholders' Corporation has incurred no obligations or liabilities or made any commitments other than in the usual and ordinary course of business or as disclosed in Exhibit "A".

(g) Peeples Mining is not a party to any employment contract with any officer, director, or stockholder, or to any lease, agreement or other commitment not in the usual and ordinary course of business, or to any operation, insurance, profit-sharing or bonus plan, except as disclosed in Exhibit "A" .

(h) Neither Stockholders nor Stockholders' Corporation are defendants (or plaintiff, against whom a counterclaim has been asserted) in any litigation, pending or threatened; nor has any material claim been made or asserted against Stockholders or Stockholders' Corporation; and there are no proceedings threatened or pending before any federal, state or municipal government, or any department, board, body or agency thereof, involving stockholders or Stockholders' Corporation except as disclosed in Exhibit "A".

(i) Stockholders or Stockholders' Corporation is not in default under any agreement to which it is a party nor in the payment of any of its obligations.

(j) Between the date of the balance sheet referred to in subparagraph "c" hereof and the Closing, Stockholders' Corporation will not have (i) paid or declared any dividends on or made any distributions in respect of, or issued, purchased or redeemed, any of the outstanding shares of its common stock, or (ii) made or authorized any changes in its Certificate of Incorporation or in any amendment thereto or in its By-Laws, or (iii) made any commitments or disbursements or incurred any obligations or liabilities or substantial nature and which are not in the usual and ordinary course of business or (iv) mortgaged or pledged or subjected to any lien, charge or other encumbrance any of their assets, tangible or intangible, except in the usual and ordinary course of its business, or (v)





[GRAPHIC OMITTED]
sold, leased or transferred or contracted to sell, lease or transfer any assets, tangible or intangible, or entered into any other transactions, except in the usual and ordinary course of business, or (vi) made any loan or advance to any stockholder of Peeples Mining or to any other person, firm, or corporation except in the usual and ordinary course of business, or (vii) made any material change in any existing employment agreement or increased the compensation payable or made any arrangement for the payment of any bonus to any officer, employee or agent, except as set forth in Exhibit "A" hereof.

(k) This Agreement has been duly executed by Stockholders, and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in, any agreement, instrument, judgment, order or decree to which either of them or Stockholders or Stockholders' Corporation is a party or to which either of them or Stockholders' Corporation is subject nor will such execution and performance constitute a violation of or conflict with any fiduciary to which either of them or Stockholders' Corporation is subject.

(l) Stockholders' Corporation has timely filed or timely filed necessary extensions with the appropriate governmental authorities all tax and other returns required to be filed by it, and such returns are true and complete and all taxes shown thereon to be due have been paid. All material federal, state, local, county, franchise, sales, use, excise and other taxes, assessed or due have been duly paid, and no reserves for unpaid taxes have been set up or required on the basis of the facts and in accordance with generally accepted accounting principles.

(m) Stockholders' Corporation is not in default with respect to any order, writ, injunction, or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, and there are no actions, suits, claims, proceedings or investigations pending or, to the knowledge of Alvin A. Schlabach threatened against or affecting

4


[GRAPHIC OMITTED]

Peeples Mining at law or in equity, or before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign. Peeples Mining, LLC has complied in all material respects with all laws, regulations and orders applicable to its business.

(n) No representation or warranty in this section, nor statement in any document, certificate or schedule furnished or to be furnished pursuant to this Agreement by the Stockholders or Stockholders' Corporation, or in connection with the transactions contemplated hereby, contains or contained any untrue statement of a material fact, nor does or will omit to state a material fact necessary to make any statement of fact contained herein or therein not misleading. Stockholders' Corporation has maintained, and will until the Closing, maintain, in full force and effect adequate policies of insurance, including malpractice insurance, with coverage sufficient to meet the normal requirements of its business. Malpractice insurance must be maintained at all times during the duration of this agreement, as applicable, by the health care physician. Any representation, duty, agreement, or warranty contained herein by or relating to Stockholders' Corporation shall be deemed to be a representation, duty, agreement, or warranty of Stockholders, and ,Stockholders shall cause Stockholders' Corporation to fully comply with the terms of this Stock Exchange Agreement as it applied to Stockholders' Corporation.

2. REPRESENTATIONS AND WARRANTIES OF HCCA. HCCA represents and warrants to Stockholders that:

              (a) HCCA is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada; HCCA is qualified to transact business in any other state and has an authorized capitalization of 900,000,000 shares of which there are issued and outstanding 52,000,000 shares of capital stock, par value $0.001 per share.

              (b) HCCA has delivered to Stockholders its financial statements for the three years, prepared by W. Dale McGhie, Certified Public Accountant. These financial statements accurately set forth the financial condition of HCCA as of the dates specified, and the results of operations for the fiscal years involved, prepared in conformity with generally accepted accounting principles consistently applied.

              (c) HCCA has good and marketable title to,. all of its property and assets (except property and assets disposed of since such date in the usual and ordinary course of business), subject to no mortgages, pledges, liens or other encumbrances except as disclosed in such balance sheet or in Exhibit "B" annexed hereto and made a part hereof.

              (d) As of June 30, 1994, HCCA has no obligations, liabilities or commitments, contingent or otherwise, of a material nature which were not provided for, except as set forth in such balance sheet or in Exhibit "B".

              (e) Since the date of the aforementioned balance sheet, there has been no change in the nature of the business of HCCA nor in its financial condition or property, other than changes in the usual and ordinary course of business, none of which has been materially adverse, and HCCA has incurred no obligations or liabilities or made any commitments other than in the usual and ordinary course of business except as disclosed in Exhibit "B" .

              (f) HCCA is not a party to any employment contract with any officer, director, or stockholder, or to any lease, agreement or other commitment not in the usual and ordinary course of business, nor to any pension, insurance, profit-sharing or bonus plan, except as disclosed in Exhibit "B".

              (g) HCCA is neither a defendant, nor a plaintiff against whom a counterclaim has been asserted in any litigation, pending or threatened, nor has any material claim been made or asserted against HCCA nor are there any proceedings threatened or pending before any federal, state or municipal government, or any department, board, body or r agency thereof, involving HCCA except as disclosed in Exhibit "B".

             (h    HCCA is not in default  under any  agreement to which it is a party nor in the payment of any of its obligations.

          (i) Between the date of the balance sheet referred to in subparagraph "b" hereof and the Closing, HCCA will not have (i) paid or declared any dividends on its capital stock, (ii) made or authorized any changes in its Articles of Incorporation or in any amendment thereto or in its By-Laws, or (iii) made any comm9itments or disbursements or incurred any obligations or liabilities of a substantial nature and which are not in the usual and ordinary course of business, or (iv) mortgaged or pledged or subjected to any lien, charge or other . Encumberance any of their assets, tangible or intangible, except in the usual; and ordinary course of its business, or (v) sold, leased, or transferred or contracted to sell lease or transfer any assets, tangible or intangible, or entered into any other transactions, except in the usual and ordinary course of business, and except as set forth in Exhibit "B" hereof.

          (j) This Agreement has been duly executed by HCCA and the execution and performance of this Agreement will not violate, or result in a breach of, or. constitute a default in, any agreement, instrument, judgment, order or decree to which it is a party or to which it is subject nor will such execution and performance constitute a violation of or conflict with any fiduciary duty to which it is subject.

          (k)HCCA will file with the appropriate governmental authorities, all tax and other returns required to be filed by it, such returns are true and complete and all taxes shown thereon to be due have been paid. All material, federal, state, local, county, franchise, sales, use, excise and other taxes assessed or due have been duly paid and no reserves for unpaid taxes have been set up or are required on the basis of the facts and in accordance with generally accepted accounting principles.

          (1) HCCA is not in default with respect to any other writ, injunction, or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, and there are no actions, suits, claims, proceedings or investigations pending or, to the knowledge of HCCA threatened against or affecting HCCA at law or in equity, or before or by any federal, state, municipal or other -lovernmental court, department, rnmmission, board, bureau, agency or instrumentality, [GRAPHIC OMITTED] domestic or foreign.

         (m) The issued and outstanding shares of HCCA have been admitted to trading in the over-the-counter market.


3. DATEAND TIME OF CLOSING. The closing shall be held on June 30, 1994 immediately following the resolution by the Board of Directors of HCCA, Inc. as net forth in Paragraph 5 of this Agreement, at the offices of HCCA, Inc. or at such other time and place as may be mutually agreed upon between the parties in writing (hereinafter "the Closing").

        4. EXCHANGE OF SHARES OF STOCK. The mode of carrying into effect the exchange provided for in this Agreement shall be as follows:

        (a) At or prior to the Closing, the Articles of Incorporation of HCCA shall be amended as set forth in Paragraph 5(b) below.

        (b) At the Closing, each share of Stockholders' stock then issued and outstanding shall be exchanged for Twenty Million shares of HCCA stock (as hereinafter defined). Each holder of outstanding shares of Stockholders' Corporation stock, upon delivery to HCCA of one or more duly endorsed stock certificates, shall be entitled to receive one or more stock certificates for the full number of shares of HCCA stock into which the Stockholders' stock so delivered shall have been exchanged as aforesaid, based on the exchange ratio set forth above.


        (c) Fractional shares shall not be issued. In lieu thereof, the number of shares of HCCA stock to be issued upon such exchange shall be rounded up or down to the nearest full share.

        (d) All shares of HCCA stock to be issued as set forth above shall be fully paid and non-assessable and shall be issued in full satisfaction of all rights pertaining to the shares of stock exchanged therefore.

        (e) HCCA's stock closing price, as of this date, is $ 4.00 per share.

5. RESOLUTIONS BY BOARD OF DIRECTORS OF HCCA. Prior to closing, the Board of Directors of HCCA will enter a resolution approving the exchange between HCCA and Shareholders' Corporation.

        (a)   HCCA  shall  have   received  an  opinion   from  counsel  to  the
              Stockholders  or  Stockholders'  Corporation,   to  the  following
              effect:

         (f) That Stockholders Corporation is a "C" corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona and has the corporate power to own properties and carry on its business as it is now being conducted;

(2) That the outstanding shares of stock have been duly and validly issued and are fully paid and non-assessable;


(3) That this Agreement has been duly executed and delivered by the Stockholders and is legally and validly binding upon them in accordance with its terms;

(4) That the executiun and delivery of this agreement, the consummation of the transactions herein contemplated and in compliance with the terms and provisions of this Agreement on the part of the Stockholders will not breach any statute or any regulation nor conflict with or result in a breach of the Articles of Incorporation or By-Laws of Stockholders' Corporation or any of the terms, conditions or provisions of any agreement or instrument known to said counsel to which either of the Stockholders or Stockholders' Corporation is a party or is bound;

(5) That there are no options, agreements or commitments of any kind, relating to the common stock of Stockholders' Corporation to which it is a party other than as disclosed in the financial statements furnished to HCCA by the Stockholders;

(6) That, to the best of its knowledge, there is no litigation, proceedings, claim or governmental investigation pending or threatened against or relating to Stockholders, Stockholders' Corporation or its properties or business;


(7) That, upon transfer of the shares of Stockholders stock in accordance with the terms of this Agreement, HCCA will have title to such stock free of any liens, encumbrances, claims or other limitations thereon, except for restrictions imposed by federal or state security laws and regulations.

(b) The Stockholders shall deliver to HCCA a Certificate issued by the appropriate governmental authority evidencing the good standing of Stpckholders' Corporation. 7. INDEMNITIES. (a) The Stockholders shall deliver to HCCA at the Closing an indemnity agreement in the form of Exhibit "C" attached hereto pursuant to which they shall agree to indemnify and hold harmless HCCA and/or its successors and asigns, of and from any and all loss, liability or damage, including reasonable attorney's fees and expenses, arising out of or resulting from the assertion against HCCA of any claims, debts or obligations, fixed, contingent or otherwise, including federal, state and local tax obligations attributable to periods prior to this date, except to the extent reserved against in there aforementioned balance sheet. HCCA shall give the Stockholders prompt notice of the asertion of any such claim, and HCCA shall afford the Stockholders an opportunity to participate with counsel of thier own choosing, at their own expense, in the defense or other contest thereof. In connection wherewith, HCCA shall afford the Stockholders aaccess to such books and records of HCCA as may be reequired. (b) HCCA shall deliver to the Stockholders at the Closing an indemnity agreement (in the form of Exhibit "D" attached hereto) pursuant to which HCCA will agree to indemnify and hold harmless the Stockholders, and their respective heirs, administrators and assigns, of and from any and all loss, liability or damage, including reasonable attorney's fees and expenses, arising out of the breach of any of the representations and warranties of HCCA contained in this Agreement.

8. ACCESS TO RECORDS. During the period between the date of this Agreement and the Closing, HCCA and the Stockholders shall each afford representatives of the other party free access to HCCA's and Stockholders' offices,plants, records, files, books of account and tax returns, under such circumstances as will not unreasonably interfere with the normal operations of such companies. 9. TERMINATION AND ABANDONMENT. HCCA acknowledges that the Stockholders have the absolute power and authority to annul their sale to HCCA if HCCA stock is not trading on the NASDAQ Daily Quotation Sheets. In addition, the Stockholders may annul the sale in eighteen (18) months if HCCA fails to complete its planned secondary stock offering. This sale may be annulled by either party hereto, if any action or proceeding before any court or governmental body or agency shall have been instituted or threatened o restrain or prohibit the consummation of this Agreement.

         SPIN-OFF CLAUSE. If HCCA, is adjudicated a bankrupt, or voluntarily files for bankruptcy, or makes any assignment for the benefit of the creditors, Stockholders may terminate this agreement, effective as of the date of notice of the termination.

10. NOTICES. Any notice under this Agreement shall be deemed to have been sufficiently given if sent by registered or certified mail postage prepaid, addressed as follows: If to the Stockholders, to Alvin A. Schlabach 2241 St. Rt

93 Baltic, Ohio 43804 If to HCCA, to Health Care Centers of America, Inc. 112 Long Hollow Pike, Suite 200 Goodlettsville, Tennessee 37072 or to any other address which may hereafter be designated by either party by notice given in like manner. All notices shall be deemed to have been given as of the date of receipt.

11. FURTHER ASSURANCES. Each party hereto hereby agrees to take any further action necessary or expeditious to carry out the provisions of this Agreement.

         12. \ COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument. 13. MERGER CLAUSE. This Agreement supersedes all prior agreements and understandings between the parties and may not be changed or terminated orally, and no attempted change, termination or waiver of any of the provisions hereof shall be binding unless in writing and signed by the parties hereto.

14. GOVERNING LAW. This Agreement shall be governed by and construed, according to the election of HCCA, the laws of the State of Nevada, or of any State in which either the closing occurs or the Stockholders' Corporation transacts it primary business.

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

HCCA:
Health Care Centers of  America, Inc.

By: Maurice Furlong
Title: President

Stockholder(s):Peeples Mining, LLCAlvin Schlabach, Manager